Exhibit 5.3

CONSENT OF DENTONS US LLP

We hereby consent to the reference to our firm in the prospectus included in this Registration Statement on Form F-10, to be filed with the United States Securities and Exchange Commission, under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended.

/s/ Dentons US LLP
Dentons US LLP

January 15, 2020

New York, NY